Exhibit 99.2 Business Plan Consulting Agreement, dated September 27, 2002, by and between Crescent Fund, Inc. and the Registrant




                       BUSINESS PLAN CONSULTING AGREEMENT

This Agreement made this 27th day of September 2002, by and between Crescent Fund, Inc., a Texas corporation whose address is 67 Wall Street, 22nd Floor, New York, New York 10005, hereinafter referred to as "CRESCENT" or "Consultant" and Visual Interviews, Inc., a Delaware corporation, its agents, successors or assigns, hereinafter referred to as "VISUAl INTERVIEWS" or "Client", whose address is 2899 Agoura Road, Unit 168, West lake Village, California 91361.

Whereas Consultant is in the business of providing Business Plan consulting services to businesses and whereas Client desires to retain Consultant for the following purposes:

To assist Client in writing and editing Business Plan

For and in consideration of mutual benefits, detriments, and promises, and the cross consideration hereinafter set forth, the adequacy of which is hereby acknowledged, the parties hereto, CRESCENT and VISUAL INTERVIEWS, collectively "THE PARTIES", hereby covenant and agree as follows:

1. Services

   a. CRESCENT is hereby engaged by VISUAL INTERVIEWS to assist in writing and editing VISUAL INTERVIEW'S business plan

2. Compensation

   a. VISUAL INTERVIEWS hereby agrees to pay CRESCENT for the services set forth in Paragraph 1 the following non-refundable retainer items:

      1. The issuance of 400,000 shares of free-trading common stock (such stock shall be issued within three days after the date hereof)

3.Termination of Agreement

  This Consulting Agreement may not be terminated by either party prior to the expiration of the term provided herein above, except as follows:

   a. Upon the bankruptcy or liquidation of the other party, whether voluntary or involuntary

   b. Upon the other party taking the benefit of any insolvency law:

   c. Upon the other party having or applying for a receiver appointed for either party; and/or

   d.  Mutual Consent of the parties

4. Notices

  All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address which notice pursuant to this section may be given, and shall be given by either certified mail, express mail or other overnight courier service. Notices shall be deemed given upon the earlier of actual receipt of three (3) business days after being mailed or delivered to such courier service. Any notice to be given hereunder shall be effective if executed by and/or sent by the attorneys for THE PARTIES giving such notice and, in connection therewith, THE PARTIES and their respective counsel agree in giving such notice such counsel may communicate directly in writing with such party to the extent necessary to give such notice.

5.  Attorney Fees

  In the event either party is in default of the terms or conditions of this Consulting Agreement and legal action is initiated or suit be entered as a result of such default the prevailing party shall be entitled to recover all cost incurred as a result of such default including reasonable attorneys fees, expenses and court cost through trial, appeal and to final disposition.

6. Time is of the Essence

  Time is hereby expressly made of the essence of the Consulting Agreement with respect to the performance by THE PARTIES of their respective obi ligations hereunder.

7.Inurement

  This Consulting Agreement shall incur to the benefit of and be binding upon THE PARTIES hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

8. Entire Agreement

  This Consulting Agreement contains the entire agreement of THE PARTIES. It is declared by THE PARTIES that there are no other oral or written agreements or understanding between them affecting this agreement. This Agreement supercedes all previous agreements.

9.  Amendments

  This Agreement may be modified or amended provided such modifications or amendments are mutually agreed upon by and between THE PARTIES hereto and that said modifications or amendments are made only by an instrument in writing signed by THE PARTIES.

10. Waivers

  No Waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision of this Agreement shall be construed as a future waiver of such provision or condition.

11. Non-Wavier

  The failure of either party, at any time, to require any such performance by any other party shall not be construed as a waiver of such right to require such performance, and shall in no way affect such party's right to require such performance and shall in no way affect such party's right subsequently to require a full performance hereunder.

12.  Construction of Agreement

  Each party and its counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

13.  Applicable Laws.

  THIS AGREEMENT IS EXECUTED PURSUANT TO AND SHALL BE INTERPRETED AND GOVERNED FOR ALL PURPOSES BY THE LAWS OF THE STATE OF TEXAS FOR WHICH THE COURTS IN DALLAS COUNTY, TEXAS SHALL HAVE JURISDICTION WITHOUT GIVING EFFECT TO THE CHOICE OR LAWS OR CONFLICT OF LAWSS, RULES THEREFOR OR OF ANY STATE.

14. Counterparts

  This Agreement may be executed by a number of identical counterparts. EAch such counterpart5 is deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than on counterpart.

15.  Facsimile

  A facsimile copy of this Agreement is acceptable

16.  Acceptance of Agreement

  Unless both parties have signed this Agreement within ten (10) business days of the date listed above, this Agreement shall be deemed automatically withdrawn and terminated.

IN WITNESS WHEREOF, THE PARTIES have set forth their hands and seal in execution of this Consulting Agreement this 27th day of September, 2002 by and between;

CRESCNET FUND, INC.                       VISUAL INTERVIEWS, INC.
A Texas Corporation                      A Delaware Corporation

By:/s/ Melaine Gee                       By:/s/ Gerard A. Nolan,
  ---------------                          ---------------------
Melanie Gee, President                    Gerard A. Nolan, CFO

Date:  Sept. 27, 2002                     Date: Sept 27, 2002